Exhibit 99.2

STUDER HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2014 and 2013

(With Independent Auditors’ Report Thereon)

STUDER HOLDINGS, INC. AND SUBSIDIARIES

INDEPENDENT AUDITORS’ REPORT

The Audit Committee and Stockholders

Studer Holdings, Inc.:

We have audited the accompanying consolidated financial statements of Studer Holdings, Inc. and Subsidiaries (a Delaware corporation), which are comprised of the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting polices used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Studer Holdings, Inc. and Subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter - Change in Accounting Method

As discussed in Note 19 to the consolidated financial statements, the Company has elected to change its method of accounting for goodwill, effective January 1, 2013. Our report dated March 12, 2015 has been reissued to restate the change in accounting method. Our opinion is not modified with respect to this matter.

/s/ Lattimore Black Morgan & Cain, PC

Brentwood, Tennessee

March 12, 2015, except for Notes 2(i), 2(q), 11 and 19, as to which the date is April 21, 2015

STUDER HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2014 and 2013

	(Restated) 2014	(Restated) 2013
Assets
Current assets:
Cash and cash equivalents	$18,121,304	$16,762,381
Accounts receivable - trade, net	15,846,250	9,395,524
Other receivable	592,358	1,322,810
Revenue earned in excess of billings	4,449,599	4,130,067
Inventories	255,968	220,520
Prepaid expenses	735,708	465,043
Deferred income taxes	—	52,685

Total current assets	40,001,187	32,349,030

Property and equipment, net	3,715,691	449,239
Capitalized software and website development costs, net	2,662,723	2,481,914
Goodwill	154,514,230	154,514,230
Intangible assets, net	25,517,501	34,452,504
Loan costs, net	2,644,172	3,425,347
Other assets	131,702	34,675

Total assets	$229,187,206	$227,706,939

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$5,225,000	$6,725,000
Accounts payable	1,600,436	1,691,549
Deferred revenue	7,056,218	7,418,356
Deferred income taxes	139,255	—
Accrued liabilities:
Salaries and wages	6,271,473	5,519,179
Interest	1,068,962	1,068,962
Other	3,012,141	2,439,596

Total current liabilities	24,373,485	24,862,642

Non-current liabilities:
Noncurrent maturities of long-term debt	109,225,204	114,419,969
Deferred income taxes	2,791,721	496,215
Deferred lease incentive	1,337,961	—

Total non-current liabilities	113,354,886	114,916,184

Stockholders’ equity:
Common stock - Class A	116,000	116,000
Common stock - Class B	3,536	3,536
Additional paid-in capital	87,958,580	87,755,274
Retained earnings	3,380,719	53,303

Total stockholders’ equity	91,458,835	87,928,113

Total liabilities and stockholders’ equity	$229,187,206	$227,706,939

See accompanying notes to the consolidated financial statements.

STUDER HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2014 and 2013

	(Restated) 2014	(Restated) 2013
Revenue	$77,599,726	$67,368,645
Cost of sales	18,752,035	16,653,663
Operating expenses:
Other operating expenses	31,594,330	25,744,492
Loss on disposal of property and equipment	79,772	—
Stock compensation expense	804,928	909,635
Depreciation and amortization	11,360,950	11,162,175

Total operating expense	43,839,980	37,816,302

Operating income	15,007,711	12,898,680

Other income (expense):
Interest income	267	26,203
Interest expense	(9,154,485)	(9,910,816)
Other expenses	(34,694)	(2,954,228)

Total other income (expense)	(9,188,912)	(12,838,841)

Income before income taxes	5,818,799	59,839
Income tax expense	2,487,446	106,743

Net income (loss)	$3,331,353	$(46,904)

See accompanying notes to the consolidated financial statements.

STUDER HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

Years ended December 31, 2014 and 2013

	Class A Common Stock $.001 Par Value	Class B Common Stock $.001 Par Value	Additional Paid-in Capital	(Restated) Retained Earnings	Noncontrolling Interest in Investee	Total Stockholders’ Equity
Balance at December 31, 2012	$116,000	$3,536	$118,816,224	$100,207	$268,818	$119,304,785
Dividends paid to stockholders	—	—	(31,970,585)	—	—	(31,970,585)
Stock-based compensation	—	—	909,635	—	—	909,635
Distribution to members	—	—	—	—	(268,818)	(268,818)
Net loss	—	—	—	(46,904)	—	(46,904)

Balance at December 31, 2013	116,000	3,536	87,755,274	53,303	—	87,928,113
Dividends paid to stockholders	—	—	(601,622)	(3,937)	—	(605,559)
Stock-based compensation	—	—	804,928	—	—	804,928
Net income	—	—	—	3,331,353	—	3,331,353

Balance at December 31, 2014	$116,000	$3,536	$87,958,580	$3,380,719	$—	$91,458,835

See accompanying notes to the consolidated financial statements.

STUDER HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2014 and 2013

	(Restated) 2014	(Restated) 2013
Cash flows from operating activities:
Net income (loss)	$3,331,353	$(46,904)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Bad debts	288,631	327,046
Depreciation and amortization	11,360,950	11,162,175
In kind interest	—	403,869
Stock compensation expense	804,928	909,635
Deferred income taxes	2,487,446	106,743
Loss on disposal of property and equipment	79,772	—
(Increase) decrease in operating assets:
Receivables	(6,008,905)	(3,272,976)
Revenue earned in excess of billings	(319,532)	(655,024)
Inventories	(35,448)	41,726
Prepaid expenses	(270,665)	(82,594)
Other assets	(97,027)	(3,630)
Increase (decrease) in operating liabilities:
Accounts payable	(91,113)	268,239
Deferred revenue	(362,138)	547,600
Accrued liabilities	1,101,845	1,572,731

Total adjustments	8,938,744	11,325,540

Net cash provided by operating activities	12,270,097	11,278,636

Cash flows from investing activities:
Capital expenditures	(3,610,850)	(2,092,072)

Net cash used by investing activities	(3,610,850)	(2,092,072)

Cash flows from financing activities:
Distributions to members	—	(268,818)
Dividends to stockholders	(605,559)	(31,970,585)
Repayments of borrowings	(6,694,765)	(12,540,420)
Proceeds from issuance of borrowings	—	31,498,890
Payments of loan costs	—	(162,418)

Net cash used by financing activities	(7,300,324)	(13,443,351)

Increase (decrease) in cash and cash equivalents	1,358,923	(4,256,787)
Cash and cash equivalents at beginning of year	16,762,381	21,019,168

Cash and cash equivalents at end of year	$18,121,304	$16,762,381

See accompanying notes to the consolidated financial statements.

STUDER HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

(1)	Nature of operations

The Company is a healthcare consulting firm devoted to coaching and teaching evidence-based tools and tactics that organizations use to create and sustain cultures of service and operational excellence. The Company consults with healthcare organizations throughout the United States.

(2)	Summary of significant accounting policies

(a)	Organization and basis of presentation

Studer Holdings, Inc. (“Holdings”) acquired Studer Group, L.L.C. through Studer Acquisition Company, Inc. on September 29, 2011 through a series of transactions (the “Acquisition”). The consolidated financial statements include the accounts of Holdings and its wholly-owned subsidiaries, Studer Group, L.L.C. (“SG”), Fire Starter Publishing, L.L.C., (“FSP”) and Studer Covenant Alliance, L.L.C. (“SCA”), (collectively, “the Company”). Prior to August 2013, SCA was owned by the Company and another entity, each with a fifty percent interest in SCA. In August 2013, the Company purchased the remaining 50% interest.

(b)	Principles of consolidation and non-controlling interest

These consolidated financial statements include the accounts of entities in which the Company maintains a controlling financial interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

(c)	Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less than to be cash equivalents.

The Company periodically maintains cash and cash equivalents on deposit at banks in excess of federally insured amounts. The Company has not experienced any losses in such accounts and management believes the Company is not exposed to any significant credit risk related to cash and cash equivalents.

(d)	Accounts receivable

The Company reports trade receivables at net realizable value. Management determines the allowance for doubtful accounts based on historical losses and current economic conditions. On a continuing basis, management analyzes delinquent receivables and, once these receivables are determined to be uncollectible, they are written off through a charge against the allowance. The allowance for doubtful accounts as of December 31, 2014 and 2013 was $491,547 and $473,043, respectively.

STUDER HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

(e)	Inventories

Inventories are stated at the lower of cost or market. The cost of all inventories is determined by the first-in, first-out (FIFO) method. Inventories consist of books and materials used in speaking and institute engagements.

(f)	Property and equipment

Property and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to operations while expenditures which significantly alter the asset or increase its useful life are capitalized. The cost and accumulated depreciation or amortization of assets sold or retired are removed from the respective accounts. Any gain or loss from the sale or retirement of property and equipment is reflected in income. Depreciation is provided primarily on the straight-line basis over the estimated useful lives (or lease term, if shorter, for leasehold improvements) as follows:

Years
Leasehold improvements	5 - 7
Furniture, fixtures and equipment	5

(g)	Capitalized software costs and website development costs

The Company capitalizes certain computer software costs and website development costs when application development begins. This is generally defined as the point when research and development have been completed, the project feasibility is established, and management has approved a development plan. These costs are only capitalized if the development costs will result in specific additional functionality of the existing system, and are capitalized at the point that application development begins. These costs are amortized on a straight-line basis over three years.

(h)	Revenue

The Company earns revenue from consulting contracts, national seminars, speaking events, software and transactional products. The contracts entered into by the Company have different terms based on the scope and the deliverables of the engagement, the terms of which frequently require judgments and estimates in recognizing revenues. The contracts are mainly fixed-priced contracts for coaching services, seminars, materials and software products.

Revenue for coaching services, which makes up approximately 63% and 64% of revenue for the years ended December 31, 2014 and 2013, respectively, is recognized on the straight-line basis over the length of the contract. All other revenue is recognized at the time the service is provided or over the course of the product life.

The asset, “revenue earned in excess of billings,” represents revenues recognized in excess of amounts billed. The liability, “deferred revenue,” represents billings in excess of revenues recognized.

STUDER HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

(i)	Goodwill and other intangible assets

Goodwill represents the excess of the cost of an acquired entity over the fair values assigned to the tangible assets acquired, the identifiable intangible assets that are required to be valued and reported and the liabilities assumed. Goodwill is not amortized, but reviewed by the Company at least annually for impairment. Based on management’s evaluation of the Company’s goodwill as of December 31, 2014 and 2013, no impairment has occurred.

Other intangible assets consist primarily of customer relationships and trade names and are amortized over their respective estimated economic lives on a straight-line basis. The Company evaluates other intangible assets for impairment on an annual basis or more frequently if impairment indicators arise. Based on management’s evaluation of the Company’s other intangible assets as of December 31, 2014 and 2013, no impairment has occurred.

Loan costs are amortized on a straight-line basis over the term of the loan.

(j)	Income taxes

Studer Holdings, Inc. files a consolidated tax return as a “C” corporation. Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

The Company applies the accounting guidance for uncertainty in income taxes using the provision of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, Income Taxes. Using that guidance, tax positions initially need to be recognized in the consolidated financial statements when it is more-likely-than-not the positions will be sustained upon examination by the tax authorities. Such tax positions initially and subsequently need to be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the positions and relevant facts. The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open tax years (2011 and subsequent years for federal and state) based on an assessment of many factors including experience and interpretations of tax laws applied to the facts of each matter.

The Company has concluded, as of December 31, 2014 and 2013, there are no significant uncertain tax positions, or interest and penalties, requiring disclosure, and there are no material amounts of unrecognized tax. It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense. The Company files U.S. Federal and various state income tax returns which are open to examination in periods subsequent to December 31, 2010.

STUDER HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

(k)	Stock-based compensation

The Company sponsors stock-based compensation plans, which are more fully described in Note 17. The Company accounts for these plans using a fair value based method whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.

(l)	Advertising and promotion costs

Advertising costs are expensed as incurred. Advertising expense was $957,933 and $899,499 for the years ended December 31, 2014 and 2013, respectively.

(m)	Shipping and handling costs

Costs incurred for shipping and handling of goods sold to customers are included in operating expenses in the consolidated statements of income. Shipping and handling costs totaled $330,688 and $390,604 for the years ended December 31, 2014 and 2013, respectively.

(n)	Realization of long-lived assets

Management evaluates the recoverability of the investment in long-lived assets and certain identifiable intangibles on an ongoing basis and recognizes any impairment in the year of determination. It is reasonably possible that relevant conditions could change in the near term and necessitate a change in management’s estimate of the recoverability of these assets; however, as of December 31, 2014 and 2013, based on management’s evaluation, no impairment exists.

(o)	Fair value of financial instruments

Fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, fair value accounting standards establish a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity including quoted market prices in active markets for identical assets (Level 1), or significant other observable inputs (Level 2) and the reporting entity’s own assumptions about market participant assumptions (Level 3). The Company does not have any fair value measurements using significant unobservable inputs (Level 3) as of December 31, 2014 and 2013.

STUDER HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

(a)	Financial instruments

The carrying amount of financial instruments, consisting primarily of cash, accounts receivable, revenue earned in excess of billings, accounts payable, accrued expenses and other current liabilities, deferred revenue, notes payable, and current installments of long-term debt, approximate their fair value due to their relatively short maturities. Long-term debt and notes payable are carried at amortized cost, which approximates fair value.

(b)	Non-financial assets

The Company’s non-financial assets, which primarily include property, plant and equipment, goodwill and intangible assets and other noncurrent assets, are not required to be measured at fair value on a recurring basis. However, if certain triggering events occur, or if an annual impairment test is required and the Company is required to evaluate the non-financial instrument for impairment, a resulting asset impairment would require that the non-financial asset be recorded at the fair value. During the years ended December 31, 2014 and 2013, the Company did not measure any non-financial assets or recognize any amounts in earnings related to changes in fair value for non-financial assets.

(p)	Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(q)	Subsequent events

The Company has evaluated subsequent events and transactions that occurred between December 31, 2014 and March 12, 2015, which is the date the consolidated financial statements were available to be issued, for possible recognition or disclosure in the consolidated financial statements. See also Note 19 for reissuance of report on April 21, 2015.

(r)	Reclassifications

Certain reclassifications have been made to the 2013 consolidated financial statements in order for them to conform to the 2014 presentation. These reclassifications had no effect on stockholders’ equity or net loss as previously reported.

STUDER HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

(3)	Credit risk and other concentrations

The Company places its cash and cash equivalents with high credit quality financial institutions which provide FDIC insurance. The Company performs periodic evaluations of the relative credit standing of these institutions and does not expect any losses related to such concentrations.

(4)	Property and equipment

Property and equipment are summarized as follows for the years ended December 31, 2014 and 2013:

	2014	2013
Leasehold improvements	$2,916,217	$46,515
Furniture, fixtures and equipment	1,777,674	1,665,218

	4,693,891	1,711,733
Accumulated depreciation	(978,200)	(1,262,494)

	$3,715,691	$449,239

Depreciation and amortization expense of property and equipment was $274,914 and $390,142 for the years ended December 31, 2014 and 2013, respectively.

(5)	Capitalized software and website development costs

Capitalized software and website development costs are summarized as follows for the years ended December 31, 2014 and 2013:

	2014	2013
Costs	$7,517,087	$6,266,844
Less accumulated amortization	(4,854,364)	(3,784,930)

	$2,662,723	$2,481,914

Software development costs capitalized during 2014 and 2013 totaled approximately $1,578,000 and $1,801,000, respectively. Amortization expense was $1,369,857 and $888,860 for the years ended December 31, 2014 and 2013, respectively.

STUDER HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

(6)	Intangible assets

A summary of intangible assets as of December 31, 2014 and 2013 is as follows:

	2014
	Amortization Period (Years)	Allocated Cost	Accumulated Amortization	Net
Customer relationships – partners	6	$38,700,000	$20,962,499	$17,737,501
Customer relationships – non-partners	3	1,300,000	1,300,000	—
Trade names	7	14,000,000	6,500,000	7,500,000
Developed technology	5	500,000	325,000	175,000
Publishing content	5	300,000	195,000	105,000

		$54,800,000	$29,282,499	$25,517,501

	2013
	Amortization Period (Years)	Allocated Cost	Accumulated Amortization	Net
Customer relationships – partners	6	$38,700,000	$14,512,500	$24,187,500
Customer relationships – non-partners	3	1,300,000	974,996	325,004
Trade names	7	14,000,000	4,500,000	9,500,000
Developed technology	5	500,000	225,000	275,000
Publishing content	5	300,000	135,000	165,000

		$54,800,000	$20,347,496	$34,452,504

Amortization expense of intangible assets was $8,935,004 and $9,043,332 for the years ended December 31, 2014 and 2013, respectively.

Estimated aggregate amortization expense related to intangible assets for future years is as follows:

Year	Amount
2015	$8,610,001
2016	8,570,000
2017	6,837,500
2018	1,500,000

$25,517,501

STUDER HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

(7)	Loan costs

Loan costs are summarized as follows for the years ended December 31, 2014 and 2013:

	2014	2013
Costs	$5,205,377	$5,205,377
Less accumulated amortization	(2,561,205)	(1,780,030)

	$2,644,172	$3,425,347

Amortization expense of intangible assets was $781,175 and $839,841 for the years ended December 31, 2014 and 2013, respectively.

Amortization expense for loan costs is expected to be approximately $700,000 for the next four years.

(8)	Line of credit

At December 31, 2014 and 2013, the Company had an $8,000,000 revolving line of credit with a financial institution with no outstanding balance. The revolving line of credit is collateralized by the same credit agreement as Senior Funded Term Debt and expires in July 2018.

(9)	Long-term debt

Long-term debt consisted of the following at December 31, 2014 and 2013:

	2014	2013
Senior Funded Term Debt payable to various financial institutions, payable in quarterly installments ranging from $1,106,250 to $1,659,375 through July 2018 plus interest at a variable rate (see below), at which time all unpaid principal and accrued interest are due, secured by substantially all assets of the Company.	$79,592,735	$86,287,500
Junior Subordinated Promissory Notes, interest payable at 12% in regularly scheduled payments, plus 2% payable in kind (PIK) interest added to principal through July 2013, maturing January 2019, secured by the Credit Agreement.	34,857,469	34,857,469

Total	114,450,204	121,144,969
Less current maturities of long-term debt	5,225,000	6,725,000

Noncurrent maturities of long-term debt	$109,225,204	$114,419,969

STUDER HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

Future maturities of long-term debt are as follows as of December 31, 2014:

Year	Amount
2015	$5,225,000
2016	5,531,250
2017	6,637,500
2018	62,198,985
2019	34,857,469

$114,450,204

The Company has entered into two interest rate cap agreements to effectively lock in the interest rate exposure on the Senior Funded Term Debt in the notional amount of $71,890,000 through December 31, 2014 and September 30, 2016, when the agreements expire. The interest rate caps were designated and qualified as cash flow hedges under ASC 814, “Accounting for Derivatives and Hedging.” As a result of entering into the agreements, the Company’s floor interest rate is 6% and its ceiling is 7.75% at December 31, 2014. The interest rate was 6% at December 31, 2014. The balance of the interest rate caps, net of amortization expense, was $162,418 and $221,085 as of December 31, 2014 and 2013, respectively. They are included in loan costs in the consolidated balance sheets and are amortized over the life of the loan.

The Company’s credit agreements with the various financial institutions contain certain restrictions and covenants. These financial covenants included Total Funded Debt to EBITDA ratios, Senior Funded Term Debt to EBITDA ratios, fixed charge coverage ratios and capital expenditure restrictions. As of December 31, 2014 and 2013, the Company was in compliance with all debt covenants and restrictions per the credit agreements.

The Company’s senior credit agreement also has an excess cash flow provision with respect to its debt maturity calculations. Within 120 days after the end of each fiscal year, the Company is obligated to prepay an amount equal to the percentage of excess cash flow as defined under the credit agreement. The amount of each such prepayment is applied to the outstanding senior funded debt until paid in full. As of December 31, 2014, the Company has calculated this amount as approximately $800,000, which is included in current maturities of long-term debt.

(10)	Sales tax liability

The Company has determined it was more likely than not required to collect sales and goods and services taxes from selected customers. This was due primarily to changes in assessment of nexus with respect to tangible goods sold through its publishing operations. Accordingly, the Company recorded a liability for the estimated taxes payable of $954,229 and $929,929 as of December 31, 2014 and 2013, respectively, which is included in other accrued liabilities. Management believes that there are no significant amounts of unrecognized taxes as of December 31, 2014 and 2013.

STUDER HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

(11)	Income taxes

The federal and state income tax expense is summarized as follows:

	2014	2013
Deferred tax expense
Federal	$2,041,485	$84,505
State	445,961	22,238

Total income tax expense	$2,487,446	$106,743

Net deferred income taxes as of December 31, 2014 and 2013 include the following amounts of deferred income tax assets and liabilities:

	Current	Long-term	Total
		2014
Deferred income tax assets	$—	$11,589,444	$11,589,444
Deferred income tax liabilities	(139,255)	(14,381,165)	(14,520,420)

Net	$(139,255)	$(2,791,721)	$(2,930,976)

		2013
Deferred income tax assets	$61,550	$9,486,817	$9,548,367
Deferred income tax liabilities	(8,865)	(9,983,032)	(9,991,897)

Net	$52,685	$(496,215)	$(443,530)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The major temporary differences that give rise to the deferred tax assets and liabilities are as follows: amortization of intangible assets, depreciation of property and equipment, allowance for doubtful accounts, and net operating loss carryforwards.

Federal and state net operating loss carryforwards of the Company approximate $8,400,000 at December 31, 2014 and begin expiring in 2022.

STUDER HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

(12)	Defined contribution plan

The Company sponsors a defined contribution plan with a 401(k) feature covering substantially all employees of the Company who have attained the age of 21 and completed one hour of service. Participants may contribute a percentage of their gross annual compensation, subject to certain limitations. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. Participants direct the investment of their contributions into various investment options offered by the plan. Participants are immediately 100% vested in their voluntary contributions plus actual earnings thereon. The Company does not provide matching or discretionary contributions to the individual participants’ contributions. Upon termination of service or retirement, participants may receive their benefits in the form of either a lump sum distribution of the entire vested balance or a single sum distribution of a portion of their entire vested balance.

(13)	Related party transactions

At December 31, 2014 and 2013, Holdings owed a Board Member $500,000 in junior subordinated debt.

The Company entered into a new lease during 2014 with an entity which has common ownership (see Note 14). The Company paid the related party approximately $241,000 for the year ended December 31, 2014.

(14)	Operating leases

The Company leases certain property and equipment under operating leases. Certain leases can be extended under available renewal options. Future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2014 is as follows:

Year	Amount
2015	$754,000
2016	736,000
2017	678,000
2018	678,000
2019	689,000
2020 and later years	1,300,000

$4,835,000

Rent expense on operating leases totaled $612,715 and $405,517 in 2014 and 2013, respectively.

During 2014, the Company began leasing new office space under a long-term operating lease with an entity which has common ownership. In connection with the new lease agreement, the Company received approximately $1,561,000 from the landlord as a lease incentive to assist with tenant build-out expenditures. In accordance with accounting standards for leases, the Company deferred the lease incentive and is amortizing the incentive over the life of the related lease agreement as a reduction in rental expense.

STUDER HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

(15)	Contingencies

During a prior year, the Studer Group, L.L.C. filed suit against the Cleveland Clinic Foundation seeking declaratory judgment with respect to parties’ rights, liabilities, and obligations under an agreement with respect to intellectual property. Cleveland Clinic Foundation had counterclaimed seeking certain damages. This contingent liability was transferred to the previous owners of Studer Group, L.L.C. in connection with the Acquisition. The previous owners of Studer Group, L.L.C settled this litigation during 2014, with no material financial impact to the Company.

At this time, management is not aware of any claims or legal action or any pending or threatened litigation that might have a material impact on the Company’s financial position, results of operations or cash flows. While management believes that the Company has adequate general and professional liability coverage, subsequent claims could result in additional costs to the Company.

(16)	Common stock

The total number of authorized shares of Studer Holdings, Inc.’s common stock is approximately 164 million shares with a $0.001 par value. The common stock is issuable in two series, Series A voting common stock (150 million shares authorized, 116 million shares issued) and Series B non-voting common stock (14 million shares authorized, 3.5 million shares issued).

(17)	Stock options and restricted stock

During 2011, the Company adopted the 2011 Stock Option and Grant Plan (the “Plan”). The Plan offers stock options and restricted grants to key employees to encourage continued employment by facilitating their purchase of an equity interest in the Company.

During 2011, the Company granted 3,486 shares of restricted stock and recognized $2,157,838 of expense related to these restricted stock grants. Unrecognized compensation expense related to these restricted stock grants was $1,328,162 at the time of issuance. As of December 31, 2014 and 2013, unrecognized compensation was approximately $440,000 and $730,000, respectively.

Under the Plan, incentive stock options and restricted stock may be granted to directors, officers and key employees of the Company to purchase a specified number of shares of common stock at a price not less than the fair market on the date of grant. Fair market value at date of grant is based upon management estimates. Generally, options granted under the plan vest and become exercisable in five equal installments of 20% of the option shares on each of the first five anniversaries of the date of grant and expire within ten years from the date of grant. Compensation expense related to stock options and restricted stock were $804,928 and $909,635 during 2014 and 2013, respectively.

STUDER HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

The weighted average fair value of options granted is estimated using the Black-Scholes pricing model. The assumptions used in this model are as follows for the years ended December 31:

	2014	2013
Expected life (in years)	10	10
Risk-free interest rate	2.48%	1.89%
Volatility	16%	16%
Underlying share price	$1.20	$1.15

Stock option activity under the Plan for December 31, 2014 and 2013 is summarized as follows:

	Number of shares	Option price per share

Balance, December 31, 2012	10,202,466	$1.02
Granted	881,909	$1.15
Exercised	—	N/A
Forfeited	(233,489)	$1.00

Balance, December 31, 2013	10,850,886	$1.03
Granted	1,152,516	$1.19
Exercised	—	N/A
Forfeited	(1,000,735)	$1.10

Balance, December 31, 2014	11,002,667	$1.05

As of December 31, 2014 and 2013, respectively, the weighted-average remaining contractual life of the outstanding options was approximately 7.7 and 7.6 years and approximately 5,400,000 and 3,600,000 of the outstanding options were exercisable under the Plans with a weighted-average exercise price of $1.05. Total compensation cost for non-vested awards as of December 31, 2014 is approximately $1,510,000, and is expected to be recognized over five years.

STUDER HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

A summary of the Company’s nonvested shares as of December 31, 2014 and 2013 and the years then ended is as follows:

	Number of shares	Weighted average fair value

Balance, December 31, 2012	8,608,607	$0.27
Granted	881,909	$0.31
Vested	(1,993,795)	$0.27
Forfeited	(233,489)	$0.27

Balance, December 31, 2013	7,263,232	$0.28
Granted	1,152,516	$0.36
Vested	(1,802,883)	$0.28
Forfeited	(1,000,735)	$0.29

Balance, December 31, 2014	5,612,130	$0.29

(18)	Supplemental disclosures of cash flow statement information

	2014	2013
Interest paid	$9,154,485	$9,893,714

Income taxes paid	$—	$—

During 2013, the Company incurred debt issuance costs of $1,175,391 which were included in borrowings from long-term debt.

During 2014, the Company received a tenant build-out allowance of approximately $1,561,000 in connection with an operating lease agreement (see Note 14).

(19)	Change in accounting method

Subsequent to the initial issuance of the Company’s consolidated financial statements for 2014 and 2013, the Company voluntarily changed its accounting method for subsequent measurement of goodwill to evaluate goodwill for impairment annually, rather than amortizing goodwill as permitted by the accounting alternative available to private companies.

The Company believes this accounting method is preferable as it harmonizes the Company’s accounting policies with those used by Huron Consulting Group, Inc., which acquired the Company during 2015 (see Note 20). The accompanying audited financial statements and related notes have been reissued and restated to reflect the impact of these changes retrospectively to 2013, when the accounting alternative was initially adopted.

STUDER HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2014 and 2013

The following tables present the effects of the retrospective application of the voluntary change in accounting method to the 2014 consolidated financial statements:

	As Previously Reported	Adjustments	As Restated
Balance Sheet
Goodwill	$123,611,374	$30,902,856	$154,514,230
Deferred income tax assets	9,104,948	(9,104,948)	—
Total assets	207,389,298	21,797,908	229,187,206
Deferred income tax liabilities	139,255	2,791,721	2,930,976
Total stockholders’ equity	72,452,648	19,006,187	91,458,835
Statement of Operations
Depreciation and amortization	$26,812,378	$(15,451,428)	$11,360,950
Income tax expense (benefit)	(3,517,521)	6,004,967	2,487,446
Net income (loss)	(6,115,108)	9,446,461	3,331,353

The following tables present the effects of the retrospective application of the voluntary change in accounting method to the 2013 consolidated financial statements:

	As Previously Reported	Adjustments	As Restated
Balance Sheet
Goodwill	$139,062,802	$15,451,428	$154,514,230
Deferred income tax assets	5,448,172	(5,395,487)	52,685
Total assets	217,650,998	10,055,941	227,706,939
Deferred income tax liabilities	—	496,215	496,215
Total stockholders’ equity	78,368,387	9,559,726	87,928,113
Statement of Operations
Depreciation and amortization	$26,613,603	$(15,451,428)	$11,162,175
Income tax expense (benefit)	(5,784,959)	5,891,702	106,743
Net loss	(9,606,630)	9,559,726	(46,904)

The retrospective application did not have any effect on retained earnings as of January 1, 2013. The notes to the financial statements reflect any necessary adjustments due to retrospective application.

(20)	Subsequent event

On February 12, 2015, Studer Holdings, Inc. (“Studer Group”) was acquired by Huron Consulting Group Inc. (“Huron”). Under the terms of the merger agreement, Huron acquired Studer Group for the base purchase price of $325 million, consisting of $323 million in cash and $2 million in Huron common stock. The results of operations of Studer Group will be included within the Huron Healthcare segment. There has not been a completed valuation of the assets acquired and liabilities assumed for this acquisition.